Exhibit 10.37

McMoRAN EXPLORATION CO.

SUPPLEMENTAL EXECUTIVE CAPITAL
ACCUMULATION PLAN

TABLE OF CONTENTS

ARTICLE I -- DEFINITIONS	2

1.00 Account or Accounts	2
1.01 Compensation	2
1.02 Beneficiary	2
1.03 Board of Directors	2
1.04 Cash or Property Dividends	2
1.05 Committee	3
1.06 Company	3
1.07 Company Recognized Service	3
1.08 Contributions	3
1.09 Core Company	3
1.10 Distribution Date	3
1.11 Employee	4
1.12 FSC-SECAP	4
1.13 FTX-SECAP	4
1.14 Internal Revenue Code or Code	4
1.15 MMR-ECAP	4
1.16 Participant	4
1.17 Participating Company	4
1.18 Participating Affiliate	4
1.19 Plan	4
1.20 Retirement	4
1.21 Shares	4
1.22 Transferred Employees	4
1.23 Value Determination Date	5

ARTICLE II -- ELIGIBILITY	6

2.00 Eligible Employee	6
2.01 Conditions of Eligibility for Basic Credit and Company Savings Credit	6
2.02 Conditions of Eligibility for DC Adjustment Contributions Credit	6
2.03 Automatic Eligibility for MMR-SECAP Enhanced Company Contributions Credit	6
2.04 Automatic Eligibility for Excess Section 415 Amounts	6
2.05 Automatic Eligibility for Excess Section 401(a)(4) Amounts	6
2.06 Automatic Eligibility for Transfer Credits	7

ARTICLE III – MMR-SECAP BASIC CREDITS	8

3.00 Amount of MMR-SECAP Basic Credits	8
3.01 Changes in the Amount of MMR-SECAP Basic Credit or the Participant's Compensation	8
3.02 MMR-SECAP Basic Credit Account	9

ARTICLE IV -- MMR-SECAP COMPANY SAVINGS CREDITS	10

4.00 MMR-SECAP Company Savings Credit	10

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4.01 MMR-SECAP Enhanced Company Contribution Credits and
MMR-SECAP DC Adjustment Contribution Credits	10
4.02 Recordation of Shares	12
4.03 Transfer Credits	12

ARTICLE V – VALUATION OF A PARTICIPANT’S INTEREST IN A FUND	13

5.00 Annual Statements	13
5.01 Valuation	13

ARTICLE VI – PAYMENTS	14

6.00 Withdrawals Upon Termination of Employment	14
6.01 Form of Payments	14
6.02 Loans Prohibited	14
6.03 Responsible Party 14	14
6.04 Certain Transfer Credits	14
6.05 Annuity Payments	14
6.06 No Deferral Option for Certain Benefits	15
6.07 No Duplication of Benefits	15

ARTICLE VII – VESTING AND FORFEITURES	16

7.00 Vesting and Forfeitures	16
7.01 Restoration of Forfeitures	16
7.02 Vesting of Transfer Accounts and Annuity Benefits	16

ARTICLE VIII – ADMINISTRATION	17

8.00 Committee	17
8.01 Notices, Statements, Etc.	17
8.02 Indemnification	17
8.03 Bookkeeping Accounts	17
8.04 Determination of Eligibility	17

ARTICLE IX – GENERAL PROVISIONS	18

9.00 Beneficiaries in the Event of Death	18
9.01 Participant’s Rights	18
9.02 Change or Discontinuance	18
9.03 Construction and Interpretation	19
9.04 Non-Assignability	19
9.05 Offset	19
9.06 Nature of Plan	19

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MCMORAN EXPLORATION CO.
SUPPLEMENTAL EXECUTIVE CAPITAL ACCUMULATION PLAN

THIS restatement of the SUPPLEMENTAL EXECUTIVE CAPITAL ACCUMULATION PLAN (the "Plan") is made at New Orleans, Louisiana, by McMoRan Exploration Co., a Delaware corporation, and any of its subsidiaries or affiliates which adopt this Plan (collectively, referred to as "Company").  The Plan was originally adopted by Freeport-McMoRan Inc. on April 1, 1987 and later adopted by Freeport-McMoRan Sulphur Inc. on December 22, 1997 for the benefit of each company's employees and the subsidiaries or affiliates that adopted this Plan.

On November 17, 1998, Freeport-McMoRan Sulphur Inc. was merged into a wholly-owned subsidiary of McMoRan Exploration Co. and the Plan was adopted by McMoRan Exploration Co. for the benefit of its employees and its subsidiaries or affiliates that adopted this Plan.

W I T N E S S E T H   T H A T:

WHEREAS, the Company maintains a plan known as the McMoRan Exploration Co. Employee Capital Accumulation Program ("MMR-ECAP") for the benefit of eligible employees;

WHEREAS, the Company adopted a deferred compensation plan, in addition to the MMR-ECAP, known as the McMoRan Exploration Co. Supplemental Executive Capital Accumulation Plan ("MMR-SECAP") for the benefit of selected employees; and

WHEREAS, the MMR-ECAP was amended effective January 1, 2001 and again on January 1, 2002 and the changes to the MMR-ECAP require amendments to this MMR-SECAP in addition to further clarifications and improvements;

NOW, THEREFORE, the following restated Plan is adopted by the Company, effective January 1, 2001 with a later effective date of January 1, 2002 applying to references of Catch-Up Contributions and Code Section 414(v).

ARTICLE I --DEFINITIONS

Unless otherwise required by the context, wherever used herein:

1.00 Account or Accounts
 means the amounts credited for bookkeeping purposes to the Participant attributable to MMR-SECAP Basic Credits, MMR-SECAP Company Contribution Credits, MMR-SECAP Enhanced Company Contribution Credits, MMR-SECAP DC Adjustment Contribution Credits, and Transfer Credits.

1.01 Compensation

(a)
Basic Compensation means regular salary or wage paid by a Participating Company to a Participant including amounts which would have been payable to him but for his or her Basic Contributions made pursuant to Section 3.01 of the MMR-ECAP, his or her catch-up contributions pursuant to Section 3.09 of the MMR-ECAP, his deferral pursuant to Section 1.08(a) of this Plan, contributions to Code Section 125 plans, deferrals under a Code Section 132(f)(4) transportation fringe benefit and regularly scheduled overtime, but excluding other overtime, shift differentials, living and other allowances, and all bonuses, all as determined by the Company.  If an Eligible Employee is hired from a Core Company, his Basic Compensation for the applicable calendar year will include the Basic Compensation received from the Core Company.

(b)
Pensionable Compensation shall mean regular salary or wages actually paid by a Participating Company to a Participant, and which would have been payable to him or her but for his or her Basic Contributions made pursuant to Section 3.01 of the MMR-ECAP, his or her catch-up contributions pursuant to Section 3.09 of the MMR-ECAP, contributions to Code Section 125 Plans during the year and deferrals under a Code Section 132(f)(4) transportation fringe benefit, plus regularly scheduled overtime, and fifty percent of all other overtime, shift differential, and bonuses, excluding contributions to a plan of deferred compensation which are not included in the Participant’s gross income for the taxable year in which contributed, completion and sign-on bonuses, overseas premiums, and living and other allowances.

1.02 Beneficiary
 means the person or entity designated by the Participant on forms furnished by the Committee to receive benefits under this Plan upon the Participant's death.

1.03 Board of Directors
 means the Board of Directors of the Company.

1.04 Cash or Property Dividends
 means the value of cash or property dividends which would have been declared and paid quarterly by the Company on the Shares as if such Shares were actually held by rather than credited to the Participant's MMR-SECAP Company Savings Credit Account.

1.05 Committee
 means a Committee appointed by the Board of Directors consisting of from one to three members of the Board or officers of the Company.

1.06 Company
 means McMoRan Exploration Co. ("MMR") and any subsidiary or affiliate that adopts this Plan.

1.07 Company Recognized Service
 means service by a Participant with the Company that is recognized as service under the Company's defined contribution plan.

1.08 Contributions.

(a)	MMR-SECAP Basic Credit means amounts credited to a Participant's account under the Plan pursuant to Section 3.00 of this Plan.

(b)
MMR-SECAP Company Savings Credit - means contributions made by the Company on behalf of a Participant pursuant to Section 4.00 of this Plan.  A Participant will not be eligible for a MMR-SECAP Company Savings Credit unless such Participant specifically elects to defer into this Plan pursuant to Section 3.00 of the Plan.

(c)
MMR-SECAP Enhanced Company Contributions Credit means amounts that would be contributed to the MMR-ECAP as Enhanced Company Contributions but for the limits imposed by Code Sections 401(a)(4) and/or 415.

(d)
MMR-SECAP DC Adjustment Contributions Credit means amounts that would be contributed to the MMR-ECAP as DC Adjustment Contributions but for the limits imposed by Code Sections 401(a)(4) and/or 415 and amounts contributed to this Plan pursuant to Section 4.01 and Appendix A of the Plan.

(e)	Transfer Credit means benefits transferred from the MMR-EBP, as the result of the termination of that Plan, other than the annuity benefits described at Section 6.05.

1.09 Core Company
 means Freeport-McMoRan Inc. and its affiliates (prior to its merger with IMC Global), McMoRan Oil & Gas Co. and its affiliates, Freeport-McMoRan Copper & Gold Inc. and its affiliates, and FM Services Company and its affiliates.

1.10 Distribution Date
 means the date Freeport-McMoRan Resource Partners, Limited Partnership ("FRP") distributed all of the outstanding shares of Company Common Stock and Rights to the public unitholders of FRP and holders of general partnership interests, which was December 22, 1997.

1.11 Employee
 means an Employee as defined at Section 1.14 of the MMR-ECAP.

1.12 FSC-SECAP
 means the Freeport-McMoRan Sulphur Inc. Supplemental Executive Capital Accumulation Plan, effective December 22, 1997.

1.13 FTX-SECAP
 means the Freeport-McMoRan Inc. Supplemental Executive Capital Accumulation Plan, dated April 1, 1987 and amended from time to time.

1.14 Internal Revenue Code or Code
 means the Internal Revenue Code of 1986, as amended from time to time.

1.15 MMR-ECAP
 means the Employee Capital Accumulation Program maintained by the Company as of the Distribution Date, as may be amended from time to time.

MMR-EBP
 means the McMoRan Exploration Co. Excess Benefits Plan.

1.16 Participant
 means an Employee or former Employee for whom an Account in the Plan is maintained.

1.17 Participating Company
 means the Company and each Participating Affiliate.

1.18 Participating Affiliate
 means a Corporation that has been designated by the Chief Executive Officer of the Company as a Participating Affiliate for the Employees of which the benefits of the Plan are available.  Unless otherwise provided herein, the Company will act for and on behalf of each such Participating Affiliate in any matter pertaining to the Plan. Freeport-McMoRan Sulphur LLC and McMoRan Oil & Gas LLC each became a Participating Affiliate effective November 17, 1998.

1.19 Plan
 means this McMoRan Exploration Co. Supplemental Executive Capital Accumulation Plan ("MMR-SECAP") as adopted by a Participating Company for the benefit of eligible Participants.

1.20 Retirement
 means the date a Participant attains normal retirement age of sixty-five (65).

1.21 Shares
 means the common stock of the Company, including stock held in its treasury or by any Participating Affiliate.

1.22 Transferred Employees
 means those employees who are participating in the FTX-SECAP and who become employees of Freeport-McMoRan Sulphur Inc. (“FSC”) on or about the Distribution Date by mutual agreement between FSC and Freeport-McMoRan Inc.

1.23 Value Determination Date
 means any business date specified by the Company but no less frequently than on a monthly basis.

ARTICLE II --ELIGIBILITY

2.00 Eligible Employee. An “Eligible Employee” is an Employee who (a) in his initial year of employment is expected to receive Basic Compensation on an annualized basis equal to or greater than the Code Section 401(a)(17) dollar amount for that calendar year, (b) has a salary increase during a calendar year that causes his or her annualized Basic Compensation to exceed the Code Section 401(a)(17) dollar amount, (c) had annualized Basic Compensation equal to or greater than the Code Section 401(a)(17) dollar limit in a prior year, (d) was previously a participant in a Core Company’s nonqualified deferred compensation plan which is comparable to this Plan as determined by the Committee, or (e) becomes eligible for certain Credits under this Plan that do not require an affirmative election.

2.01 Conditions of Eligibility for Basic Credit and Company Savings Credit.  An Eligible Employee may elect to participate in this Plan beginning on the first day of the month subsequent to his or her satisfaction of one or more of the conditions for eligibility contained in Section 2.00 of this Plan, and upon filing of an application prior to such date.  If an Eligible Employee does not file an application prior to such date, the Eligible Employee shall again be eligible to participate as of the first day of January of any year subsequent to his or her date of hire and completion of one hour of service upon filing of an application prior to such first day of January.

2.02 Conditions of Eligibility for DC Adjustment Contributions Credit.  An Employee who as of June 30, 2000 had an account balance under the McMoRan Exploration Co. Excess Benefit Plan and was actively employed by the Company or a Core Company may receive a DC Adjustment Contributions Credit and shall be a Participant in this Plan for purposes of this Section 2.02.  A Participant is entitled to a DC Adjustment Contributions Credit if the Participant’s employee number is listed on Appendix A to this Plan.  Eligibility for DC Adjustment Contributions Credits under this Section 2.02 shall have no bearing on a Participant’s eligibility for any other Credit provided under this Plan.

2.03 Automatic Eligibility for MMR-SECAP Enhanced Company Contributions Credit.  As of July 1, 2000, an Employee shall be eligible for MMR-SECAP Enhanced Company Contributions Credits if his or her Pensionable Compensation exceeds the Code Section 401(a)(17) dollar amount.

2.04 Automatic Eligibility for Excess Section 415 Amounts.  Any Eligible Employee who would receive contributions under the MMR-ECAP but for the limits imposed by Code Section 415 shall automatically become a Participant eligible for the MMR-SECAP DC Adjustment Contributions Credit and the MMR-SECAP Enhanced Company Contributions Credit.

2.05 Automatic Eligibility for Excess Section 401(a)(4) Amounts.  Any Eligible Employee who would receive DC Adjustment Contributions and/or Enhanced Company Contributions under the MMR-ECAP but for concerns by the Participating Company, as described in Section 4.01(c) herein, that such contributions will cause the MMR-ECAP to be discriminatory under Code Section 401(a)(4), shall automatically become a Participant eligible for the MMR-

SECAP DC Adjustment Contributions Credit and MMR-SECAP Enhanced Company Contributions Credit.

2.06 Automatic Eligibility for Transfer Credits.

(a)	A Transfer Credit shall be established effective June 30, 2000, for any participant in the MMR-EBP who is employed by the Company on June 30, 2000.

(b)
A Transfer Credit shall be established effective November 30, 2000, for any participant in the MMR-EBP who does not have a Transfer Credit under Paragraph (a), and who has not received or commenced receipt of his benefit under said plan by November 30, 2000.

ARTICLE III --MMR-SECAP BASIC CREDITS

3.00 Amount of MMR-SECAP Basic Credits.

(a)
Pursuant to Section 2.01, each Eligible Employee may elect to defer in each pay period for the ensuing calendar year an amount, in increments of at least one-half of one percent (1/2%), but not to exceed twenty percent (20%), of [(A) minus (B)] when (A) equals such Employee’s Basic Compensation and (B) equals the dollar amount established under Code Section 401(a)(17), (the "Elective Deferral Amount").  Further, the elected percentage must be the same percentage such Employee has elected to defer into the MMR-ECAP.

(b)
If an Eligible Employee has elected to defer into this Plan pursuant to Section 3.00(a) above, when amounts contributed to such Employee’s account in the MMR-ECAP (and Core Company qualified plans if applicable), pursuant to the Employee’s qualified plan deferral election, reach the dollar limit in effect for the year under Code Section 402(g) (which amount for 2001 is $10,500 and for 2002 is $11,000) and, if elected by the Eligible Employees, the catch-up contributions under Code Section 414(v), all deferrals for such Participant in excess of such limit shall be credited to this Plan in addition to the elective deferrals pursuant to Section 3.00(a) above.

(c)
An Employee who is an Eligible Employee, as defined in Section 2.00, but who will receive Basic Compensation that is less than the Code Section 401(a)(17) dollar limit in a subsequent year, may nevertheless elect to participate in this Plan.  Such Participant’s MMR-SECAP Basic Credit shall be equal to the excess, if any, of the Participant’s Elective Deferral Amount for the calendar year over the dollar limit in effect for the year under Code Section 402(g) (which amount for 2001 is $10,500 and for 2002 is $11,000) and, if elected by the Eligible Employees, the catch-up contributions under Code Section 414(v).  Such Participant will receive MMR-SECAP Basic Credits only after the Code Section 402(g) limit and, if applicable, Code Section 414(v) has been reached in the MMR-ECAP and other Core Company qualified plans.

(d)
Notwithstanding the above, an Eligible Employee who commences participation in this Plan during a calendar year shall be allowed to elect to defer the amount set forth in Section 3.00(a) of this Plan for the remainder of the calendar year in which he commences participation.  In addition, an Eligible Employee hired from a Core Company shall be deemed to have elected to defer to this Plan the same percentage that he or she elected to defer under the Core Company’s equivalent plan.

3.01 Changes in the Amount of MMR-SECAP Basic Credit or the Participant's Compensation.  A Participant's election to have an MMR-SECAP Basic Credit credited to the

Participant's Account under this Plan and the amount of such MMR-SECAP Basic Credit shall be irrevocable for the calendar year.  The amount of a Participant's MMR-SECAP Basic Credit shall, however, be affected by changes in the Participant's Basic Compensation during the calendar year.

3.02 MMR-SECAP Basic Credit Account.  The Participant's MMR-SECAP Basic Credits shall be treated as if invested by the Committee in a manner to produce a rate of interest similar to that earned quarterly by the investment contract fund of the MMR-ECAP (presently the Vanguard Retirement Savings Trust) or at such other rate as shall be determined solely in the discretion of the Board of Directors or the Corporate Personnel Committee of such Board.

ARTICLE IV -- MMR-SECAP COMPANY SAVINGS CREDIT

4.00 MMR-SECAP Company Savings Credit.

(a)
This Section 4.00(a) is effective January 1, 1998.  Concurrently with the crediting of the MMR-SECAP Basic Credit to an Eligible Employee’s Account, the Participating Company shall credit a MMR-SECAP Company Savings Credit to the Participant’s MMR-SECAP Company Savings Credit Account.  The MMR-SECAP Company Savings Credit shall be equal to the participant’s MMR-SECAP Basic Credit, but limited to five percent (5%) of [(A) minus (B)] when (A) equals such Participant’s Basic Compensation and (B) equals the Code Section 401(a)(17) dollar limit for the applicable year.

(b)
The Participant’s MMR-SECAP Company Savings Credits shall be treated as if invested by the Committee in a manner to provide a rate of interest similar to that earned quarterly by the investment contract fund of the MMR-ECAP (presently the Vanguard Retirement Savings Trust) or at such other rate as shall be so determined solely in the discretion of the Board of Directors or the Committee.

(c)
If an Eligible Employee is hired from a Core Company, he or she will receive the same Credit under Section 4.00(a) of this Plan that he or she would have received under the equivalent provision in the Core Company’s equivalent plan.

4.01 MMR-SECAP Enhanced Company Contribution Credits and MMR-SECAP DC Adjustment Contribution Credits. This Section 4.01 is effective July 1, 2000.

(a)
When the Participating Company determines that amounts scheduled for contribution to the MMR-ECAP as DC Adjustment Contributions and/or Enhanced Company Contributions for a Participant will exceed the limit imposed by Code Section 415, the Participating Company shall credit the Participant's MMR-SECAP DC Adjustment Contribution Account and/or MMR-SECAP Enhanced Company Contribution Account with such excess contributions. Amounts that may result in excess Code Section 415 contributions to the MMR-ECAP shall be credited to this Plan in the following order:  (i) MMR-SECAP DC Adjustment Contributions Credits and (ii) MMR-SECAP Enhanced Company Contributions Credits.

(b)
Further, if any contributions in excess of Code Section 415 are inadvertently contributed on behalf of a Participant to the MMR-ECAP, and such Participant’s MMR-ECAP accounts are reduced pursuant to the terms of such plan to correct the excess contributions, the amount of such reduction (including any earnings accrued in the MMR-ECAP) shall be credited to the

Participant’s applicable Accounts in this Plan as soon as administratively feasible.

(c)
When the Plan Administrator of the MMR-ECAP determines, upon the advice of the Participating Company’s counsel or actuary, that amounts that would be contributed to the MMR-ECAP as DC Adjustment Contributions and/or Enhanced Company Contributions for a Participant will cause the MMR-ECAP to be discriminatory under Code Section 401(a)(4), the Participating Company shall credit the Participant’s MMR-SECAP DC Adjustment Contributions Account and/or MMR-SECAP Enhanced Company Contributions Account with some or all of the Participant’s future MMR-ECAP Enhanced Company Contributions and/or MMR-ECAP DC Adjustment Contributions.

(d)
In addition to the Credits described above, a Participant described in Section 2.02 of this Plan shall receive a monthly DC Adjustment Contributions Credit in the amount indicated next to that Participant’s employee number on Appendix A to this Plan and shall receive such Credit in his or her MMR-SECAP DC Adjustment Contributions Account each month for a period of 60 months, starting in July, 2000.  No DC Adjustment Contributions Credit shall be provided after the last month preceding the month in which the Participant terminates his employment.

(e)
When the Committee determines that an Eligible Employee’s projected annual Pensionable Compensation will exceed the Code Section 401(a)(17) dollar limit, the Participating Company shall credit a MMR-SECAP Enhanced Company Contribution to the Participant’s MMR-SECAP Enhanced Company Contribution Credit Account.  The MMR-SECAP Enhanced Company Contribution Credit shall be equal to the percentage determined under Section 4.04(a) of the MMR-ECAP times [(A) minus (B)] when (A) equals such Participant’s Pensionable Compensation and (B) equals the Code Section 401(a)(17) dollar limit for the applicable year.  The amount of a Participant’s MMR-SECAP Enhanced Company Contribution Credit shall be affected by changes in the Participant’s Pensionable Compensation during the calendar year.

(f)
If an individual is hired directly from a Core Company and he or she was receiving DC Adjustment Contributions Credits under the Core Company’s nonqualified plan, the Company shall make the remainder of the DC Adjustment Contributions Credits for which the individual was eligible under the Core Company’s nonqualified plan to the Participant’s DC Adjustment Contributions Account in this Plan.

(g)	If an Eligible Employee is hired from a Core Company, he or she will receive the same credit under Section 4.01(e) of this Plan that he or she would have received under the equivalent provision in the Core Company’s equivalent plan.

(h)
Credits made under this Section 4.01 shall be treated as if invested by the Committee in a manner to provide a rate of interest equal to the rate for ten year Treasury Notes, plus a percentage to be determined annually by the Committee (3.5% in 2000).

4.02 Recordation of Shares.  Assets that represent the value of Participant's account held in the MMR-SECAP for bookkeeping purposes as invested in common stock of McMoRan Exploration Co. will be recorded as invested in Shares.

4.03 Transfer Credits.

(a)	Transfer Credit Starting Account Balance.

(i)
The Transfer Credit under Section 2.06(a) shall be equal to the accrued benefit of the participant under the MMR-EBP, determined as the account balance of the participant in such plan as of June 30, 2000.

(ii)
The Transfer Credit under Section 2.06(b) shall be equal to the accrued benefit of the participant under the MMR-EBP, determined as of June 30, 2000, converting any accrued benefit not expressed as an account balance to a present value using reasonable actuarial factors selected by the Plan Administrator.

(b)	Interest Credits.

(i)
If the participant was an employee of the Company as of June 30, 2000, his Transfer Credit shall be treated as if invested starting July 1, 2000, in a manner to provide interest at a rate equal to the rate for 10-year Treasury Notes, plus an additional percentage, which shall be 3.5% per annum in 2000 and thereafter as determined annually by the Committee.   This provision applies even if the Transfer Credit is not established until November 30, 2000.

(ii)
If the participant was not an employee of the Company as of June 30, 2000, his Transfer Credit shall be treated as if invested starting July 1, 2000, in the same manner as described at Section 3.02 of the Plan.

ARTICLE V --VALUATION OF A PARTICIPANT'S INTEREST IN A FUND

5.00 Annual Statements.  As soon as practicable after the close of each Plan Year (and at such intervals during the Plan Year as may be determined by the Company from time to time), the Company shall deliver to each Participant a statement setting forth the amount credited for bookkeeping purposes to the Participant's Accounts.

5.01 Valuation.  The value of a Participant's MMR-SECAP Accounts shall be based upon the share/unit value credited to the Accounts of the MMR-SECAP as of a Value Determination Date.

ARTICLE VI --PAYMENTS

6.00 Withdrawals Upon Termination of Employment
.

(a)
Upon termination of a Participant's employment, including disability as defined for purposes of the Company's long-term Disability Income Plan, or death, a Participant, or in the proper case the Participant's legal representative or the Participant's designated Beneficiary, shall be paid as soon as practicable the total value of the Participant's Accounts in the Plan, not otherwise forfeited according to the provisions of Article VII, provided, however, that if the Participant has elected by filing the required notice with the Company to defer payment of the total value of the Participant's Accounts, the value of such Accounts shall be paid by February 28th of the year following the year in which such termination occurs.

(b)
Notwithstanding the provisions of Section 6.00(a), a Participant who has terminated employment with the Company but has continued active employment with a Core Company, shall not be entitled to distribution of his or her Account until he or she is no longer employed by a Core Company.

(c)	The provisions of Paragraphs (a) and (b) of 6.00 Withdrawals Upon Termination of Employment shall not apply to benefits paid pursuant to Sections 6.04 and 6.05, below.

6.01 Form of Payments.  Payments of the amount credited to a Participant's Accounts shall be made in cash.

6.02 Loans Prohibited.  No Participant shall be entitled to borrow any portion of the amount credited to the Participant's Accounts in this Plan.

6.03 Responsible Party.  The Company will pay all benefits arising under this Plan and all costs, charges and expenses relating thereto.

6.04 Certain Transfer Credits.  Except as provided under Section 6.05, if a participant was not an employee of the Company as of June 30, 2000, the Account balance attributable to his Transfer Credit shall be paid at such a time as the Committee determines.

6.05 Annuity Payments.   The Company shall pay under this Plan, commencing with payments due for the month of December, 2000, all annuity benefits that were being paid prior to December 1, 2000, under the terms of the MMR-EBP.  The payments shall be made in the same amounts, to the same individuals and for the same term as the payments that were being made under the MMR-EBP.  Since the payments under this paragraph are fixed in amount, the provisions of this Plan regarding earnings  credited to account balances have no application to these payments.

6.06 No Deferral Option for Certain Benefits.  In the case of a benefit payable from a Transfer Credit Account, if the Participant has no other Account under the Plan the Participant shall not have the option to defer payment of the benefit until the year following the year of termination of employment.

6.07 No Duplication of Benefits.  In no event shall a benefit with respect to a Participant be paid both from a Transfer Credit Account under this Plan and under the MMR-EBP.  The payment of a benefit from a Transfer Credit Account with respect to a Participant is conditioned on the recipient not receiving a benefit under the MMR-EBP.  If a benefit should be paid with respect to a Participant under the MMR-EBP after a benefit with respect to the Participant has been paid under a Transfer Credit Account, the benefit from such Participant’s Transfer Credit Account shall be returned to the Company, plus interest at the judicial interest rate in effect in Louisiana at the time.

ARTICLE VII --VESTING AND FORFEITURES

7.00 Vesting and Forfeitures.

(a)
If a Participant (other than a Participant to whom Section 6.00(b) applies) has not accrued 36 months of service as of the date the Participant's employment terminates (which service shall include any period of absence from work for less than 12 months other than severance due to the participant's quitting), the Participant shall, as of the Value Determination Date immediately following such termination, all in accordance with nondiscriminatory rules and procedures established by the Company, forfeit the entire value of his or her Account attributable to MMR-SECAP Company Savings Credit, the MMR-SECAP Enhanced Company Savings Credit and the MMR-SECAP DC Adjustment Savings Credit.  In addition, a Participant shall become Vested in all Accounts upon death, Retirement, total and permanent disability, long term disability, as a result of layoff, or Section 2.03(g) of the MMR-ECAP, if applicable.  Notwithstanding the foregoing, a Participant who is actively employed by the Company or a Core Company on June 30, 2000 shall be vested in all Accounts.  The vested portion of the Accounts of a Participant who terminated employment prior to July 1, 2000 shall be determined based upon the vesting schedule in effect at the time of termination.

(b)
Notwithstanding the provisions of Section 7.00(a), if a Participant is not vested as of his termination of employment with the Company but said Participant is employed by a Core Company, then said Participant shall continue to accrue Company Recognized Service under this Plan so long as he or she is employed by a Core Company.

7.01 Restoration of Forfeitures.  If a Participant who has forfeited his or her MMR-SECAP Company Savings Credit Account pursuant to Section 7.00(a) is subsequently employed by a Participating Company and the Participant elects to repay to the MMR-ECAP the full amount, if any, the Participant previously received (unadjusted by any subsequent gains or losses) from the MMR-ECAP before the Participant has a 60 consecutive month period of severance, then on the Value Determination Date next following the date on which repayment is made, the previously forfeited amount (unadjusted by any subsequent gains or losses) under this Plan shall be credited by the Participating Company with which the Participant is employed to the Participant's MMR-SECAP Company Savings Credit Account.

7.02 Vesting of Transfer Accounts and Annuity Benefits.  All Transfer Credits and benefits payable under Section 6.05 are fully vested, and the provisions of Sections 7.00 and 7.01 shall have no application to them.

ARTICLE VIII --ADMINISTRATION

8.00 Committee.  The operation, administration and determination and answering of all questions arising under or in connection with the Plan shall be the responsibility of the Committee.  The initial Committee shall consist of one member, Claude Donald Whitmire, Jr., who shall serve until a successor is appointed by the Board of Directors of the Company.  Subject to the limitations set forth in the Plan, the Committee may from time to time establish and amend uniform and nondiscriminatory rules and regulations for the operation and administration of the Plan.

The Committee shall have the exclusive right to interpret the Plan and to determine any questions arising under or in connection with the administration of the Plan.  The Committee’s decision or action in respect thereof shall be conclusive and binding upon all persons having an interest in the Plan.

8.01 Notices, Statements, Etc.
  The Company and other Participating Companies may as a matter of accommodation assist any Employee in the delivery of applications, notices, forms, statements, records, remittances and other documents required or permitted to be served or delivered under the Plan and in doing so will endeavor to exercise ordinary diligence, but shall not be liable for any failure so to do or for any delay in so doing, nor shall any director, officer, or employee of the Company and Participating Companies be personally liable for any act or omission to act in connection with the operation or administration of the Plan except for his or her own willful misconduct or gross negligence.

8.02 Indemnification.  The Company will indemnify and hold harmless the Committee against any cost or expense (including attorney's fees) or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act as Committee, except in the case of willful misconduct or gross negligence.

8.03 Bookkeeping Accounts.  The Company or its duly authorized record keeping agent, as determined by the Company, shall establish and maintain Accounts for each Participant that will separately reflect the amount credited to the Participant attributable to (i) MMR-SECAP Basic Credits, (ii) MMR-SECAP Company Savings Credits, (iii) MMR-SECAP Enhanced Company Contribution Credits, (iv) MMR-SECAP DC Adjustment Contribution Credits, and (v) Transfer Credits.  Contributions and interest shall be allocated separately with respect to each such Account in a reasonable and consistent manner.

8.04 Determination of Eligibility.  If the Company determines that an Employee is ineligible or becomes ineligible to participate or to continue to participate in the Plan, the Company may terminate Participant's participation upon ten (10) days’ notice to the Participant.

ARTICLE IX --GENERAL PROVISIONS

9.00 Beneficiaries in the Event of Death.  A Participant may file with the Company a designation of a Beneficiary or Beneficiaries to receive the value of his or her Account or Accounts on the Participant's death, and the Participant may from time to time change or revoke any such designation.  The last such designation received by the Company shall be controlling; provided, however, that no designation or change or revocation thereof shall be effective unless received by the Company prior to the Participant's death, and in no event shall it be effective as of a date prior to such receipt.

Upon the death of a Participant, the value of the Participant's Account or Accounts, to the extent permitted by law, shall be paid to the Beneficiary or Beneficiaries, if any, designated by the Participant, or if the Participant is not survived by any such designated Beneficiary, then to the Participant's estate.  If the Committee is in doubt as to the right of any Beneficiary to receive any amount, the Committee may retain such amount, with liability for any interest thereon, until the rights thereto are determined, or the Committee may pay such amount into any court of appropriate jurisdiction, in either of which events neither the Committee nor any Participating Company shall be under any further liability to anyone.

9.01 Participant's Rights.  Nothing in the Plan shall be deemed or construed to impair or affect in any manner whatsoever the rights of any Participating Company with respect to the termination of employment of any person, whether or not a Participant, all of which rights shall remain as if the Plan had not been established.

9.02 Change or Discontinuance.  Notwithstanding anything to the contrary in this Plan, the rights of a Participant or a Participant's Beneficiary to benefits under this Plan shall be solely those of an unsecured creditor of the Company.  Any assets acquired or held by the Company or funds allocated by the Company in connection with liabilities assumed by the Company pursuant to this Plan shall not be deemed to be held under any trust for the benefit of the Participant or Participants' Beneficiaries or to be security for the performance of the Company's obligations pursuant hereto, but shall be and remain general assets of the Company.

It is the expectation of the Company that the Plan will continue indefinitely, but the Company reserves the right by written action of its Board of Directors, or individual(s) specifically designated by the Board to act on its behalf, to change or discontinue the Plan at any time.  Any such change or discontinuance shall be effective at such date as the Company may determine.  No change, however, shall impair such rights of withdrawal under Article VI as the Participant would have had, if such change had not been made, with respect to deferrals made by the Participant or by any Participating Company prior to such change.

In the event of termination or partial termination of the Plan, or upon the complete discontinuance of deferrals under the Plan, the right of each Participant to the amount credited to the Participant's Account at such time will be non-forfeitable.  In the case of partial termination, the preceding sentence shall apply only to that portion of the Plan that is terminated.

If the Plan is discontinued, each Participant shall be paid the total value of the Participant's Accounts as of the date as near as practicable to the effective date of such discontinuance.

9.03 Construction and Interpretation.  The Plan shall be governed by and construed in accordance with the laws of the State of Louisiana.

9.04 Non-Assignability.  Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable under this Plan, or any part thereof, which are, and all rights to which are, expressly declared to be non-assignable and non-transferable.  No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, contracts, liabilities, torts, judgments, alimony, or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

9.05 Offset.  If at the time benefit payments are to be made under the Plan the Participant, the Participant's Beneficiary or both are indebted to the Company, then the payments remaining to be made to the Participant, the Participant's Beneficiary or both, may, at the Company's discretion, be reduced by the amount of such indebtedness.

9.06 Nature of Plan.  This Plan shall be an unfunded Plan and no actual contributions shall be made to this Plan, nor will any Participant have any interest in any Shares which the Company may in its discretion allocate or reserve for the purpose of paying benefits under this Plan.  Any deferrals of Compensation and Credits to a Participant's Accounts hereunder shall remain part of the Company's general assets.

Executed in New Orleans, Louisiana this 21 day of December, 2001.

WITNESSES:                                                                                      MCMORAN EXPLORATION CO.

______________________________                                          /s/ C. Donald Whitmire, Jr.
                             C. Donald Whitmire, Jr.
     Plan Administrator
______________________________

APPENDIX A
MMR-SECAP

DC Adjustment Contributions Credits

Employee Number	Monthly Payment
11762	70.75
81009	158.91
81027	487.42

Adopted on September 18, 2000, effective July 1, 2000.